UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2016

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road San Diego, CA 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 812-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 21, 2016, Novatel Wireless, Inc., a Delaware corporation (“Novatel Wireless”), Vanilla Technologies, Inc., a Delaware corporation and direct wholly owned subsidiary of Novatel Wireless (“Newco”), T.C.L. Industries Holdings (H.K.) Limited, a Hong Kong limited liability company (“TCL”), and Jade Ocean Global Limited, a British Virgin Islands business company (the “Purchaser” and, together with TCL, the “Purchasers”), entered into a Stock Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Purchaser will acquire Novatel Wireless’s mobile broadband business, which includes its MiFi branded hotspots and USB modem product lines, and related liabilities (the “Business”) for cash consideration of $50 million (the “Purchase Price”), subject to potential adjustment based on Novatel Wireless’s working capital as of the closing (such acquisition of the Business being referred to herein as the “Sale”). The Sale will be structured as a purchase by Purchaser of all of the issued and outstanding shares of common stock of Novatel Wireless, which shares will be solely owned by Newco immediately prior to the consummation of the Sale as a result of the holding company reorganization more fully described in Item 8.01 below (the “Restructuring”). The consummation of the Sale is expected to occur in the first quarter of 2017.

The consummation of the Sale is subject to the completion of the Restructuring. In addition, the consummation of the Sale is subject to certain other conditions, including, but not limited to, (i) the approval of the Sale by the stockholders of Newco following the Restructuring, (ii) Novatel Wireless no longer being a borrower under the Indenture, dated June 10, 2015, governing its 5.50% Senior Convertible Notes due 2020 (it is anticipated that the obligations under the Indenture will be assumed by Newco), (iii) obtaining approval of the transaction from the Committee on Foreign Investment in the United States (“CFIUS Approval”), (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties of each of the parties to the Purchase Agreement, and (v) the compliance in all material respects by the parties with the covenants contained in the Purchase Agreement.

The Purchase Agreement contains customary operational covenants that prevent Novatel Wireless and Newco from engaging in certain actions during the period between the execution of the Purchase Agreement and the earlier of the closing of the Sale or termination of the Purchase Agreement (such earlier period, the “Pre-Closing Period”). In addition, the Purchase Agreement contains a customary “no solicitation” provision pursuant to which, during the Pre-Closing Period, neither Novatel Wireless nor Newco may solicit, initiate or knowingly encourage or facilitate, or enter into negotiations with, third parties with respect to proposals or inquiries to acquire the Business, unless either Novatel Wireless or Newco has received an unsolicited written offer that the Novatel Wireless or Newco board of directors, as appropriate, in good faith determines constitutes or would reasonably be likely to lead to a “Superior Proposal”.

Additionally, the Purchase Agreement prohibits Newco, for three years following the closing of the Sale, from directly or indirectly, designing, developing, manufacturing, marketing or selling (i) any Mobile Hotspot Device (as defined in the Purchase Agreement), (ii) any USB modem, or (iii) any device intended primarily for home use providing voice-over-LTE functionality, unless such device or modem is a Telematics Device, a Telemetry Device, or a Tracking Device (in each case, as defined in the Purchase Agreement). The Purchase Agreement provides that the foregoing prohibitions would be binding upon certain third party acquirors as condition to such third party acquirers purchasing Newco or all or substantially all of the assets of Newco.

The Purchase Agreement contains indemnification provisions, entitling the Purchasers to be indemnified after the closing of the Sale by Newco for breaches of representations, warranties and covenants and for certain excluded liabilities. The indemnification obligations of Newco are subject to specified limitations on the amount of any such indemnification.

The Purchase Agreement contains certain termination rights in favor of Novatel Wireless and Newco, on the one hand, and the Purchasers, on the other hand, including each party’s right to terminate the Purchase Agreement if, among other things, (i) the Newco stockholder approval of the Sale is not obtained, or (ii) the Sale has not been consummated by April 21, 2017, or such later date as the parties may agree to in writing (the “Outside Date”), so long as the terminating party’s action or failure to act was not a principal cause of the Sale failing to be consummated by the Outside Date. In addition, the Purchase Agreement provides that the Purchase Agreement may be terminated by (i) Newco, to enter into a definitive agreement with respect to “Superior Proposal”, or (ii) Purchasers, if the board of directors of Newco shall have failed to recommend, or shall have withdrawn its recommendation, that the stockholders of Newco approve the Sale.

If either party terminates the Purchase Agreement because the Outside Date has arrived and (i) Purchasers are in breach of their covenants relating to seeking the CFIUS Approval, (ii) any governmental consent required to consummate the Sale, other than the CFIUS Approval, required by or with respect to Purchasers has not been obtained, or (iii) all conditions to closing are satisfied but Purchasers refuse to close, then Purchasers shall pay Newco a termination fee of $4,000,000. The Purchase Agreement provides that Purchasers shall deposit, not later than September 28, 2016, cash in the amount of $4,000,000 in an escrow account with SunTrust Bank as security for its obligations to pay such amount with respect to the termination of the Purchase Agreement under the circumstances described above.

The Purchase Agreement also provides that Newco shall be required to pay to Purchasers a cash termination fee equal to $4,000,000 if either: (i) Purchasers terminate the Purchase Agreement because (a) the Newco board of directors effects a change in its recommendation to the Newco stockholders to approve the Sale; (b) Newco fails to include the Newco board of directors recommendation in the proxy statement to its stockholders; (c) the Novatel Wireless or Newco board of directors, as applicable, adopts, approves, endorses or recommends any competing acquisition proposal; (d) the Newco board of directors fails to reaffirm its recommendation to the Newco stockholders to approve the Sale within 10 business days after the date any competing proposal is first publicly disclosed; (e) the Novatel Wireless board of directors changes its approval of the transaction; or (f) Novatel Wireless and/or Newco materially breaches its “no solicitation” obligations described above; or (ii) Newco terminates the Purchase Agreement because the Novatel Wireless board of directors or the Newco board of directors, as applicable, has determined to enter into a definitive agreement with respect to a Superior Proposal.

The parties have also entered into certain ancillary agreements, to become effective upon the closing of the Sale, including, (i) a transition services agreement, pursuant to which each party will provide the other with certain services over a transition period; and (ii) a cross license agreement, pursuant to which Novatel Wireless will license to Newco certain of its intellectual property for use in Newco’s operations post-closing of the Sale and Newco will license to Novatel Wireless certain of its intellectual property for use in Novatel Wireless’s operation of the Business.

In connection with the proposed transaction, Newco will seek approval of the Sale from its stockholders following the Restructuring. Newco will prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement to be used in connection with seeking Newco stockholder approval of the Sale and certain other related items.

The Purchase Agreement has been provided pursuant to applicable rules and regulations of the SEC in order to provide investors and stockholders with information regarding its terms; however, it is not intended to provide any other factual information about Novatel Wireless, Newco, TCL or Purchaser, their respective subsidiaries and affiliates, or any other party. In particular, the representations, warranties and covenants contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of the parties to the Purchase Agreement. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Novatel Wireless, Newco, TCL, the Purchaser, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and these changes may not be fully reflected in Novatel Wireless’s and Newco’s public disclosures.

AS A RESULT OF THE FOREGOING, INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED NOT TO RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE PURCHASE AGREEMENT, OR ON ANY DESCRIPTIONS THEREOF, AS ACCURATE CHARACTERIZATIONS OF THE STATE OF FACTS OR CONDITION OF NOVATEL WIRELESS, NEWCO OR ANY OTHER PARTY. INVESTORS AND STOCKHOLDERS ARE LIKEWISE CAUTIONED THAT THEY ARE NOT THIRD-PARTY BENEFICIARIES UNDER THE PURCHASE AGREEMENT AND DO NOT HAVE ANY DIRECT OR CONTRACTUAL RIGHTS OR REMEDIES PURSUANT TO THE PURCHASE AGREEMENT.

The foregoing description of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

The disclosure in paragraphs 3 and 4 of Item 8.01 is incorporated into this Item 5.02 by reference.

Item 8.01	Other Events.

The Restructuring

In connection with the proposed Sale, Novatel Wireless intends to implement the Restructuring, which will result in Newco owning all of the capital stock of Novatel Wireless. In connection with the Restructuring, (i) Novatel Wireless will contribute to Newco all of its assets and liabilities (other than the Business), including its equity interests in DigiCore Holdings Ltd, R.E.R. Enterprises, Inc., Novatel Wireless Solutions, Inc., Enfora Comercio de Eletronicos LTDA and each of their direct and indirect subsidiaries (collectively, the “Newco Business”); and (ii) Vanilla Merger Sub, Inc., a newly formed Delaware corporation and direct, wholly owned subsidiary of Newco and an indirect, wholly owned subsidiary of Novatel Wireless, will merge with and into Novatel Wireless, with Novatel Wireless surviving as a direct, wholly owned subsidiary of Newco (the “Merger”). As a result of and upon the effective time of the Merger, each share of Novatel Wireless common stock issued and outstanding immediately prior to the effective time of the Merger will automatically convert into an equivalent corresponding share of Newco common stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Novatel Wireless common stock being converted. Accordingly, upon consummation of the Merger, Novatel Wireless’s current stockholders will become stockholders of Newco. The stockholders of Novatel Wireless will not recognize gain or loss for U.S. federal income tax purposes upon the conversion of their shares in the Merger.

The Merger will be conducted pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), which provides for the formation of a holding company without a vote of the stockholders of the constituent corporations. Effective upon the consummation of the Merger, Newco will adopt an amended and restated certificate of incorporation and amended and restated bylaws that are substantially the same as those of Novatel

Wireless immediately prior to the consummation of the Merger, except for the change of the name of the corporation as permitted by Section 251(g) of the DGCL. Furthermore, the conversion will occur automatically without an exchange of stock certificates. Stock certificates previously representing outstanding shares of Novatel Wireless common stock will represent the same number of outstanding shares of Newco common stock after the Merger. Following the consummation of the Merger, shares of Newco common stock will continue to trade on the NASDAQ Global Select Market.

Upon consummation of the Merger, the directors of Newco will be the same individuals who are the directors of Novatel Wireless immediately prior to the Merger. Prior to the completion of the Sale, Susan Swenson, Michael Newman and Lance Bridges will serve as directors of Novatel Wireless. Concurrent with the consummation of the Sale, such directors will resign from the board of directors of Novatel Wireless.

Upon consummation of the Merger (as defined below), Susan Swenson will become the President and Chief Executive Officer (CEO) of Newco, Michael Newman will become the Executive Vice President and Chief Financial Officer (CFO) of Newco and Lance Bridges will become the Executive Vice President, General Counsel and Secretary of Newco. Until the consummation of the proposed Sale, Ms. Swenson and Messrs. Newman and Bridges will also retain their current roles as the President and CEO, Executive Vice President, CFO and Secretary and Executive Vice President and General Counsel, respectively, of Novatel Wireless.

On September 22, 2016, Novatel Wireless issued a press release announcing its entry into the Purchase Agreement and plans to effect the Restructuring. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

2.1*	Stock Purchase Agreement, dated September 21, 2016, by and among Novatel Wireless, Inc., Vanilla Technologies, Inc., T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited.

99.1	Press Release, dated September 22, 2016.

*	Certain schedules, annexes and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the anticipated timing of the Restructuring and the Sale. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Novatel Wireless and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Novatel Wireless undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For example, risks and uncertainties that could affect the forward-looking statements set forth in this Current Report on Form 8-K include: the anticipated tax treatment of the Restructuring; the expected timing of the consummation of the Sale; and factors generally affecting the business, operations, and financial condition of Novatel Wireless, including the information contained in Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q, and other reports and filings with the SEC.

Additional Information and Where to Find It

Following the Restructuring, the stockholders of Newco will be asked to approve the Sale. In connection with the approval of the proposed Sale, Newco will file with the SEC and furnish to its stockholders a proxy statement and other relevant documents. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SALE. This filing does not constitute a solicitation of any vote or approval. Investors and stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Novatel Wireless filings with the SEC from Novatel Wireless’s website at http://www.nvtl.com/about/investors/ or by directing a request to: Newco, c/o Novatel Wireless, 9645 Scranton Road, Suite 205, San Diego, California 92121, Attention: Stockholder Services.

Participants in Solicitation

Newco and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Newco in connection with the proposed Sale. Information regarding the interests of these directors and executive officers in the proposed Sale will be included in the definitive proxy statement when it is filed with the SEC. Additional information regarding the directors and executive officers of Newco is also included in Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016 and the definitive proxy statement relating to Novatel Wireless’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Stockholder Services at Novatel Wireless, as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATEL WIRELESS, INC.

Date: September 22, 2016	By:	/s/ Michael A. Newman
Michael A. Newman
Executive Vice President, Chief Financial Officer and Secretary